Exhibit 10.165

AMENDMENT TO AGREEMENT

WHEREAS, Mellon Financial Corporation (“Mellon”) and Robert P. Kelly (the “Executive”) have previously entered into a letter agreement dated January 30, 2006 and executed January 31, 2006 (the “Employment Letter”), as amended December 22, 2006; and

WHEREAS, The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”) is the successor by merger to Mellon; and

WHEREAS, the parties desire to further amend the Employment Letter in a manner which reflects the parties best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including transition guidance with respect to Section 409A, for the benefit of the Executive;

NOW THEREFORE, the Company and the Executive, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Section 5 of Exhibit A of the Employment Letter shall be amended and restated to read as follows below. For sake of convenience, additions are shown in bold type, but deletions are not shown.

Supplemental Retirement Benefit. The Executive will be entitled to receive a monthly Supplemental Retirement Benefit (the “Supplemental Retirement Benefit”) commencing on the first day of the month coincident with or following the later of the Executive’s termination of employment or attainment of age 60 and continuing for the remainder of his life; provided, however, that if Executive is a “specified employee” under Section 409A of the Code upon his separation from service, then no amounts payable by reason of Executive’s separation from service may be paid until the first day following the six-month anniversary of the Executive’s termination and, to the extent otherwise payable during such period, such amounts shall be accumulated and paid on the first day following the six-month anniversary of the Executive’s termination. Unless otherwise elected by the Executive as provided herein, the Supplemental Retirement Benefit shall be payable in the form of a 50% joint and survivor annuity which shall be unreduced for the actuarial value of the survivor’s benefit. If the Executive’s spouse at the time of his death is not more than four years younger than the Executive, the survivor benefit shall be equal to 50% of the Executive’s benefit and shall be payable to his spouse for the remainder of the spouse’s life. If the Executive’s spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the spouse shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive. The Executive shall also have the right to elect on or before December 31, 2008 a 100% joint and survivor annuity, on an actuarially-reduced basis or a lump-sum payment, on an actuarially-reduced basis (if the Executive makes a timely lump-sum election which avoids constructive receipt and the imposition of additional taxes under Section 409A of the Internal Revenue Code), or any other form of payment available or provided under the “Supplemental Plans” defined below. The Executive shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time provided that Executive has not elected a lump-sum. Actuarial reductions shall be based on the actual ages of the Executive and his spouse at the time of retirement. If the Executive is not married at the time of his retirement, actuarial adjustments shall be made as if the Executive had a spouse with the same date of birth as the Executive. In the event that the Executive elects a form of payment other than the automatic 50% joint and survivor annuity or other than a lump sum payment, and remarries subsequent to retirement, the benefits payable under this Section shall be actuarially adjusted at the time of the Executive’s death to reflect the age of the subsequent spouse. If the Executive elects a lump sum payment at retirement, no further benefits will be payable under this Section.

The amount of the monthly retirement benefit as an unreduced 50% joint and survivor annuity shall be equal to the product of (A) the “Service Percentage” multiplied by (B) the Executive’s “Final Average Compensation,” with such product reduced by (C) the total monthly amount of benefits (measured for purposes of this offset as if the Executive elected a 50% joint and survivor annuity payable as of the date benefits commence under this Agreement) provided to or in respect of the Executive under all tax-qualified retirement plans, but not including payments from the Mellon Financial Corporation 401(k) Retirement Savings Plan or any successor plan.

The Executive shall be fully vested in the Supplemental Retirement Benefit provided herein after five full years of vesting service with the Company (taking into account the additional service credit provided in 2(a) above. The Executive will also be fully vested in the Supplemental Retirement Benefit upon a termination by the Corporation other than for Cause or Constructive Discharge. If the Executive is terminated prior to such time for any reason other than Death, Retirement (as defined in the Company’s tax qualified retirement plan), termination by the Corporation other than for Cause or Constructive Discharge, he shall forfeit his right to receive the Supplemental Retirement Benefit.

Notwithstanding the foregoing, the amount of benefit hereunder which is equal to the maximum life annuity to which Executive would be entitled under the terms of the Mellon Bank Retirement Plan, or successor thereto, (“MBRP”) without regard to the application of the compensation limitation imposed by IRC Section 401(a)(17) or the benefit limitation imposed by IRC Section 415, less the maximum life annuity to which Executive is entitled under the MBRP, shall be payable in accordance with the Time and Form of Payment provisions of the Mellon Bank IRC Section 401(a)(17) Plan and the Mellon Bank Benefit Restoration Plan (the Supplemental Plans”).

The Executive shall elect, on or before December 31, 2008, the form of payment of his Supplemental Retirement Benefit; provided, however, that no such amounts so elected in 2008 may be received in 2008. In the event that the Executive elects a form of payment of his Supplemental Retirement Benefits which provides for payments to continue after his death and the Executive dies without having received all payments of Supplemental Retirement Benefits that may be payable hereunder, then the unpaid balance of such benefits shall be paid in accordance with the form of payment elected by the Executive. Any such remaining payments shall be made to the Executive’s beneficiary provided under the Supplemental Plans, subject to any contrary written instructions from the Executive designating a different beneficiary for such payments.

The Executive may also elect, on or before December 31, 2008, and thereafter prior to the commencement of Supplemental Retirement Benefit payments (but if an annuity form of payment had previously been elected, subject to not less than 12 months’ advance written notice and to the five year deferral of payment from when the first annuity payment otherwise would have been made pursuant to a prior annuity form of payment election), to have the lump sum value of the Supplemental Retirement Benefit to which the Executive would otherwise be entitled applied to the purchase of a single premium annuity in a form and from an issuer selected or concurred in by the Executive. In the event of such an election by the Executive, the sole responsibilities of the

Company shall be to apply the amount of the lump sum value of the Supplemental Retirement Benefit to the purchase of the annuity selected or concurred in by the Executive and the distribution of such annuity to the Executive. Thereafter, the Executive shall look solely to the issuer of the annuity for payment on account of or in connection with the Supplemental Retirement Benefit and agrees that the Company and its affiliates, and each of their officers, directors and employees, shall have no further liability in respect of the Supplemental Retirement Benefit or by reason of the application of the lump sum value as elected by the Executive or the selection of the form or issuer of the annuity.

Notwithstanding the foregoing, in no event shall the Executive be deemed to be retired, or to have elected to commence retirement benefits, for purposes of any separation pay plan while the Executive is entitled to separation payments because his employment was terminated without Cause or as a result of Constructive Discharge or due to disability (the “Continuing Payments”).

For purposes of this Supplemental Retirement Benefit:

(i) “Service Percentage” means 2% for each full year of the Executive’s employment with the Company (plus the Executive’s full or partial years of employment with Wachovia Corporation) commencing on the first date of the Executive’s employment with the Company and ending as of the later of (i) the date his active employment with the Company terminates, or (ii) the last date during any period for which the Executive receives Continuing Payments, plus 2% for each full year, if any, that the Executive receives Continuing Payments (with such percentage pro-rated for the partial contract year in which such final termination of the Executive’s employment occurs or in which such final payments under Paragraph 6(a) or 6(b) hereof are made, whichever shall be applicable); plus 2% for either the partial year in which such final termination of the Executive’s employment occurs or the partial year in which such final Continuing Payments are made, whichever shall be applicable (with such 2% pro-rated for such partial year).

(ii) “Final Average Compensation” means one-twelfth (1/12th) of the sum of the Executive’s Base Salary paid and the Cash Bonus Amount of any bonus award earned for the calendar year within the final three (3) full calendar years of the Executive’s employment by the Company which produces the highest amount. For purposes of determining Final Average Compensation (A) Bonus Plan awards shall be attributed to the calendar year in which earned, whether paid in that calendar year or the year following or deferred and (B) any portion of the Executive’s Base Salary and bonus award which is deferred by the Executive under agreements with the Company or under any Company employee benefit plan shall be included for purposes of determining Final Average Compensation.

In the event the Executive’s termination of employment is due to death prior to the commencement of the payment of Supplemental Retirement Benefits under this Exhibit A, and he shall be survived by a spouse, entitlement to Supplemental Retirement Benefits will become fully vested and such spouse shall be entitled to receive a pre-retirement death benefit, commencing with the month following the Executive’s death and payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death and elected a 50% joint and survivor annuity, but without any early payment reductions applicable for payments prior to age 60. If the Executive’s spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the survivor shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive.

The Executive’s entitlement to Supplemental Retirement Benefits shall survive the termination of his employment for reasons other than Cause or as a result of Constructive Discharge, but only to the extent he is vested as provided above.

2. Except as provided in this amendment, the Employment Letter is, in all other respects, unchanged and is and shall continue to be in full force and effect, and is hereby in all respects ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

THE BANK OF NEW YORK MELLON CORPORATION

By:		12/12/08
Name:	Lisa B. Peters	Date Signed
Title:	Senior Executive Vice President

Executive

Robert P. Kelly		Date Signed

THE BANK OF NEW YORK MELLON CORPORATION

Deferral Election with respect to Supplemental Retirement Benefit

I hereby make the following election with respect to the Supplemental Retirement Benefit described in my employment letter/agreement.

This election pertains to the form of payment of the benefit, as indicated below. Unless otherwise elected, the Supplemental Retirement Benefit is payable in the form of a 50% joint and survivor annuity, unreduced for the actuarial value of the survivor’s benefit, providing a surviving spouse benefit equal to 50% of the benefit provided during your lifetime, except that where your surviving spouse is more than 4 years younger than you are, the survivor benefit will be reduced to one that would be payable if your spouse was not more than 4 years younger (the “Normal Form”).

Election of Payout Options*

Form	Indicate Selection

100% Joint & Survivor Annuity

Lump Sum

Lump Sum (actuarially reduced) applied to purchase of single premium annuity

Other form permitted under the Supplemental Plans:

75% Joint & Survivor Annuity

Single Life Annuity

Life Annuity with 120 monthly payments guaranteed

Changes to the Election can be made and another Form of Payout elected anytime prior to the commencement of benefit payments, so long as the election and change do not involve both one of the annuity options and one of the Lump Sum Form options. Changes to any Election involving both one of the Annuity options and one of the Lump Sum Form options are restricted as follows:

(i) such election must be made at least 12 months before the first payment is scheduled to be paid (in the case of annuity payments, above, all payments are to be treated as a single payment) and may not take effect until at least 12 months after the date on which the election is made; and (ii) the payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or the date the first amount was scheduled to be paid, in the case of annuity payments, above, which are to be treated as a single payment).

*	Payment will be the actuarial equivalent of the “Normal Form” and will commence (or be made in the case of a lump sum) on the first day of month following the later of your attainment of age 60 or your separation from service (delayed for six months following your separation from service if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, upon your separation from service, as determined by The Bank of New York Mellon Corporation).

Employee Certification

I understand that my election is irrevocable and may not be changed except as described above.

Employee Name (please print)	Social Security Number

Employee Signature	Date

If you have questions regarding this election form, please contact Robert M. Perego at (412)234-4840.

December 12, 2008